                                                                     EXHIBIT 4.2

                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         This Amended and Restated Stockholders Agreement (the "Agreement") is entered into effective as of August 15, 2003 by and among Fountain View, Inc., a Delaware corporation (the "Company"), the individuals and entities listed on Schedule A attached hereto, each of which has executed a Joinder Agreement in substantially the form attached hereto as Exhibit A (a "Joinder Agreement"), and any Person who hereafter becomes a stockholder of the Company as provided herein.

                                  Introduction

         Reference is hereby made to that certain Stockholders Agreement dated as of March 27, 1998 (the "Stockholders Agreement") among the Company, Heritage Fund II, L.P. ("Heritage"), Heritage Investors II, L.L.C., Heritage Fund II Investment Corporation, Robert Snukal ("RS"), Sheila Snukal ("SS"), William Scott ("Scott") and certain other parties signatories thereto, as amended May 4, 1998 by and among the Company, Heritage, Baylor Health Care System ("Baylor"), and Buckner Foundation ("Buckner") (as so amended, the "First Amended Agreement").

         On October 2, 2001, the Company filed a petition in the United States Bankruptcy Court for the Central District of California, Los Angeles Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 (the "Bankruptcy Code").

         This Agreement amends and restates the First Amended Agreement and is adopted pursuant to the Debtors' Joint Plan of Reorganization, dated April 22, 2003, as amended (the "Reorganization Plan"), confirmed by an order (the "Confirmation Order") of the Bankruptcy Court on July 10, 2003.

         In accordance with the Reorganization Plan, the Company has agreed to issue (i) 15,000 shares of its Series A Preferred Stock to the holders of Class 14 Allowed Claims, (ii) 58,642 shares of its Common Stock to the holders of Class 9 Allowed Claims, (iii) 1,114,202 shares of its Common Stock to the holders of Class 15 Allowed Claims, and (iv) 20,743 shares of its Common Stock to the holders of Class 17 Allowed Claims, as each such term is defined in the Reorganization Plan. The shares of Series A Preferred Stock and Common Stock to be issued under the Reorganization Plan are referred to herein as the "New Shares". It is a condition to the issuance of the New Shares that the holders thereof agree to be bound by the terms of the Agreement.

         Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in Article VII at the end of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

                                   ARTICLE I
                           BOARD OF DIRECTORS; VOTING

         Section 1.01 Board Size. At all meetings (and written actions in lieu of meetings) of stockholders of the Company at which the number of directors of the Company is to be determined, each Stockholder shall vote all of such Stockholder's Stock to fix the number of directors of the Company at the number specified by a Majority of Investors.

         Section 1.02 Election of Directors. At all meetings (and written actions in lieu of meetings) of stockholders of the Company at which directors are to be elected, each Stockholder shall vote all of such Stockholder's Stock in favor of the election of:

         (a) RS Directors. Two nominees of RS, which number shall be increased if necessary to insure that the nominees of RS constitute not less than twenty-five percent (25%) of the total number of directors (the "RS Directors"), as long as RS holds any shares of Stock.

         (b) Scott Director. One nominee of Scott (the "Scott Director"), as long as Scott holds any shares of Stock.

         (c) Baylor Director. One nominee of Baylor ("Baylor Director"), as long as Baylor holds any shares of Stock or Stock Equivalents.

         (d) Investor Directors. Such number of nominees of a Majority of Investors as may be designated by a Majority of Investors, up to the maximum number of directors that constitute the whole Board after taking account of the RS Directors, the Scott Director and the Baylor Director (the "Investor Directors").

         Section 1.03 Removal. Each Stockholder agrees to vote such Stockholder's Stock, at all meetings (and written actions in lieu of meetings) of stockholders of the Company, (a) to remove any RS Director, if so requested by RS, (b) to remove the Scott Director, if so requested by a Scott (c) to remove any Baylor Director, if so requested by Baylor and (d) to remove any Investor Director, if so requested by a Majority of Investors. Each Stockholder agrees not to vote such Stockholder's Stock in favor of the removal of any director other than in accordance with the preceding sentence.

         Section 1.04 Vacancies. Each Stockholder agrees to vote such Stockholder's Stock, at all meetings (and written actions in lieu of meetings) of stockholders of the Company, (a) to fill any vacancy on the Board of Directors of the Company (the "Board") caused by the resignation or removal of any RS Director with a nominee selected by RS, (b) to fill any vacancy on the Board caused by the resignation or removal of the Scott Director with a nominee selected by Scott, (c) to fill any vacancy on the Board caused by the resignation or removal of the Baylor Director with a nominee selected by Baylor and (d) to fill any vacancy on the Board caused by the resignation or removal of any Investor Director with a nominee selected by a Majority of Investors.

         Section 1.05 Meetings. The Board will meet not less often than quarterly. Each Director shall be given at least three days prior notice of any meeting and will be permitted to participate in any meeting by telephone. Any Director may call a meeting of the Board.

         Section 1.06 Observation Rights. An Investor shall be entitled to have one observer present at any meeting of the Board if such Investor holds at least 75,000 shares of Common Stock (appropriately adjusted for stock splits, stock dividends, combinations and similar transactions) as of the date notice of such meeting is delivered. The Company shall give each Investor who is listed on the record books of the Company as holding the number of shares of Stock set forth in the foregoing sentence at least three days prior notice of any meeting so that each such Investor may designate an observer to be present at such meeting. No observer pursuant to this Section 1.06 shall have any right to vote upon any matters to be considered by the Board.

         Section 1.07 Voting on Other Matters. If requested by Heritage, for as long as Heritage holds more shares of Common Stock than any other Investor, the Stockholders agree to vote their Stock on all matters to be voted upon by holders of the Company's Securities (other than the election or removal of directors, which is governed by the provisions of Section 1.01 to Section 1.06 hereof) as directed by Heritage, unless the effect of such matter on such Stockholder differs materially and adversely from the effect on Heritage. Each Stockholder hereby grants Heritage an irrevocable proxy, which is coupled with an interest, to vote such Stockholder's Securities as provided in this Section. Each Qualified Stockholder shall, if such Qualified Stockholder requests, be given an opportunity to be heard by Heritage for the purpose of discussing the exercise of such proxy, provided that such opportunity shall in no way limit the scope or validity of such proxy.

                                   ARTICLE II
                                PREEMPTIVE RIGHTS

         Section 2.01 Notice of Issuance. The Company will give each Qualified Stockholder (other than a Noteholder Stockholder that is not an "accreditor investor" within the meaning of the Securities Act) at least 20 Business Days prior written notice of any proposed sale or issuance by the Company of any Securities, except for Exempt Issuances. Such notice will identify the Securities to be issued, the approximate date of issuance, and the price and other terms and conditions of the issuance. Such notice will also include an offer (the "Offer") to transfer to each such Qualified Stockholder its Proportionate Percentage of such Securities (the "Offered Securities") at the price and on the other terms as are proposed for such sale or issuance, which Offer by its terms shall remain open for a period of 15 Business Days from the date of receipt of such notice and which Offer may be accepted by any such Qualified Stockholder in such Qualified Stockholder's sole discretion. The Offer will also specify each such Qualified Stockholder's Proportionate Percentage, and the manner in which it was determined. The provisions of this Article II shall not apply to any Noteholder Stockholder that is not an "accredited investor" within the meaning of the Securities Act, whether or not such Noteholder Stockholder is a Qualified Stockholder.

         Section 2.02 Acceptance. Each Qualified Stockholder shall give notice to the Company of such Qualified Stockholder's intention to accept an Offer prior to the end of the 15-Business Day period of such Offer, setting forth the portion of the Offered Securities which such Qualified Stockholder elects to purchase and specifying the maximum number of additional Securities such Qualified Stockholder is willing to purchase if any other Qualified Stockholder declines to purchase all of such other Qualified Stockholder's Offered Securities. If any Qualified

Stockholder fails to subscribe for such Qualified Stockholder's Proportionate Percentage of the Offered Securities, the other subscribing Qualified Stockholders shall be entitled to purchase such Offered Securities as are not subscribed for by such Qualified Stockholder, up to the number of additional Securities specified in their notice in the same relative proportion in which they were initially entitled to purchase the Offered Securities. The Company shall notify each Qualified Stockholder within five days following the expiration of the 15-Business Day period described above of the additional amount of Offered Securities which each Qualified Stockholder may purchase pursuant to the foregoing sentence and each Qualified Stockholder shall then have five days from the delivery of such notice to indicate such additional amount, if any, that such Qualified Stockholder wishes to purchase.

         Section 2.03 Sale to Qualified Stockholders. Upon the closing of any sale or issuance as to which the Company has given notice under Section 2.01, the Qualified Stockholders shall purchase from the Company, and the Company shall sell to the Qualified Stockholders the Offered Securities subscribed for by the Qualified Stockholders at the price and on the terms specified in the Offer, which shall be the same price and terms at which all other Persons acquire such Securities in connection with such sale or issuance.

         Section 2.04 Sale to Third Parties. If, but only if, the Qualified Stockholders do not subscribe for all of the Offered Securities, the Company shall have 150 days from the end of the foregoing 15-Business Day or five-day period, whichever is applicable, to sell all or any part of such Offered Securities as to which Qualified Stockholders have not accepted an Offer to any other Persons, at a price and on terms and conditions which are no more favorable to such other Persons or less favorable to the Company than those set forth in the Offer. Any Offered Securities not purchased by the Qualified Stockholders or other Persons in accordance with Section 2.03 and this Section
2.04 may not be sold or otherwise disposed of until they are again offered to the Qualified Stockholders under the procedures specified in this Article II.

         Section 2.05 Exempt Issuances. As used herein, "Exempt Issuances" means
(a) the issuance of Stock and Stock Equivalents to current employees, consultants and directors of the Company or its subsidiaries (or to former employees, consultants and directors of the Company or its subsidiaries pursuant to the exercise of outstanding stock options or similar rights), (b) the issuance of shares of Stock upon the conversion or exercise of Stock Equivalents as to which the Company complied with the provisions of this Article II or was not required to comply such provisions, including without limitation the issuance of Common Stock upon the exercise of warrants to purchase Common Stock issued on or about the date hereof, and (c) the issuance of Securities which the Board determines in good faith should not, in the best interests of the Company, be subject to the provisions of this Article II, provided that none of such Securities are being issued to Heritage or its Affiliates.

         Section 2.06 Issuances in Advance. Notwithstanding the foregoing, if the Board determines that it should, in the best interests of the Company, issue Securities which would otherwise be required to be offered under this Article II prior to their issuance, it may issue such Securities without first complying with Sections 2.01 and 2.02 above; provided that within 30 days after such issuance, it offers each Qualified Stockholder the opportunity to purchase the number of Securities that such Qualified Stockholder would have been entitled to purchase in connection with the issuance of such Securities pursuant to the provisions of Sections 2.01 and

2.02 and it otherwise complies with the provisions and time periods set forth in Sections 2.01 and 2.02 as if such issuance had not yet occurred.

                                  ARTICLE III
                     TRANSFER RESTRICTIONS FOR STOCKHOLDERS

         Section 3.01 No Transfer. No Stockholder (other than Heritage, as to which this Article III shall not apply) may sell, pledge, give, assign, distribute, hypothecate, mortgage or transfer (all hereinafter referred to as "transfer") any Securities owned by such Stockholder, directly or indirectly, to any other Person, except (a) in the case of Management Stockholders or Investors, other than Heritage, upon compliance with the other provisions of this Article III, (b) in the case of Noteholder Stockholders, upon compliance with the other provisions of this Article III, provided that each Noteholder Stockholder may transfer Securities only to (i) a Person that is then a Stockholder or (ii) a Person that is not then a Stockholder if the number of shares to be transferred to such Person is at least (x) 7,500 or (y) the total number of shares then held by such Noteholder Stockholder, whichever is less, or
(c) in a Permitted Transfer without compliance with the other provisions of this
Article III. In addition, at such time as the Company determines that additional transfers of Securities may result in it being required to register any of its Securities under the Securities Exchange Act of 1934, as amended, taking into account shares it may issue in the future, the Board, acting in good faith, may limit the number of transferees of all Stockholders in such manner and amount as it deems reasonable.

         Section 3.02 Offer to Company and Qualified Stockholders. If a Stockholder (the "Transferring Stockholder") desires to transfer any of such Stockholder's Securities, such Stockholder shall first offer such Securities to the Company and the other Qualified Stockholders by written notice (the "Initial Notice") stating the Securities such Stockholder desires to transfer and the proposed price (expressed in dollars) and terms of transfer (which shall be for cash payable upon the transfer). The Company and each of the other Qualified Stockholders shall then have 30 days within which to give notice (the "Return Notice") of the maximum number of such Securities they wish to acquire at the specified price and terms. Copies of each Return Notice shall be sent to the Company, to the Transferring Stockholder and to each other Qualified Stockholder. The Company shall be entitled to purchase any or all of the Securities offered. If the Company elects to purchase fewer than all of the Securities offered, each Qualified Stockholder (other than the Transferring Stockholder) shall be entitled to acquire a pro rata portion of the balance of the Securities remaining, determined in accordance with their Proportionate Percentages. If any Qualified Stockholder elects to acquire less than such Qualified Stockholder's pro rata portion of the available Securities, the other Qualified Stockholders may acquire a pro rata portion of the balance of the Securities remaining. The Company and the Qualified Stockholders shall not be entitled to acquire any Securities from the Transferring Stockholder unless they have elected, in the aggregate, to purchase all of the Securities specified in the Initial Notice.

         Section 3.03 Payment. The Company shall, at the close of the 30-day period provided in Section 3.02 for delivery of the Return Notice, confirm by notice the Securities to be acquired by each Qualified Stockholder and by the Company. Payment for such Securities shall be delivered within 30 days thereafter at the price and on the terms specified in the Initial Notice, against receipt from the Transferring Stockholder of certificates for the Securities purchased, duly endorsed for transfer, free and clear of all liens, restrictions, claims and encumbrances, except as provided in this Agreement and under applicable securities laws.

         Section 3.04 Right to Sell. If, at the close of the 30-day period provided in Section 3.02 for delivery of the Return Notice, the Company and the other Qualified Stockholders have not sent notice of their intention to acquire, in the aggregate, all of the Securities offered, the Transferring Stockholder shall have 120 days to transfer the Securities specified in the Initial Notice at the price and on the terms set forth in the Initial Notice, or at a higher price than the price specified therein. After the expiration of 120 days the Transferring Stockholder may not transfer such Securities unless and until they are again offered to the Company and the other Qualified Stockholders under the procedures specified in this Article III, where applicable.

         Section 3.05 Legends. All certificates or instruments representing Securities issued to any party to this Agreement, other than the Noteholder Stockholders, shall bear substantially the following legends:

         (A) THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS COVERING SUCH SECURITIES UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

         (B) THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER OBLIGATIONS CONTAINED IN AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT BETWEEN THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE WITH THE COMPANY AND WILL BE FURNISHED WITHOUT COST TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

All certificates or instruments representing Stock issued to the Noteholder Stockholders shall bear substantially the legend set forth in clause (B) of this
Section 3.05.

                                   ARTICLE IV
                              TRANSFERS BY HERITAGE

         Section 4.01 Co-Sale Rights. If Heritage determines to transfer, including without limitation any transfer pursuant to a merger, consolidation or other business combination of the Company or any subsidiary with another person or entity (except pursuant to a public offering), all or a portion of the Common Stock held by it (any such transfer being referred to herein as a "Heritage Transfer Event"), Heritage shall give prior notice thereof (the "Transfer Event Notice") to the other Qualified Stockholders, indicating the overall value of the Company implied by the transfer, the Common Stock to be transferred and the value of such Common Stock in the proposed transfer, which value will be determined by taking the overall Company value stated in the notice and allocating that value among the Company's outstanding Securities in accordance with the liquidation provisions of the Certificate of Incorporation (assuming the conversion of all Stock Equivalents into Stock).

         Each other Qualified Stockholder shall have the right, by giving notice thereof to Heritage within 20 days after receipt of the Transfer Event Notice, to include in such transfer the same proportion of its holdings of each class of Stock or Stock Equivalents as Heritage transfers of its holdings of Common Stock in such transaction; provided, that each holder of Series A Preferred Stock shall be entitled to include all of such holder's shares of Series A Preferred Stock in any such transfer that constitutes a Trigger Event. Except as provided below, Heritage will not transfer any shares of Common Stock in a transaction covered by this Section 4.01 unless the transferee also acquires any Stock or Stock Equivalents requested by the other Qualified Stockholders pursuant to the preceding sentence to be included in such transfer, at the applicable values determined in accordance with the preceding paragraph (except as provided in Section 4.04 below) and terms specified in the Transfer Event Notice and in the same form of consideration received by Heritage, and as to which the other Qualified Stockholders comply with the following paragraph. In the event that more Stock or Stock Equivalents are requested to be included in any transfer under this Section 4.01 than the transferee is willing to purchase, the Securities to be transferred by Heritage and the other Qualified Stockholders to such transferee shall be reduced pro rata among Heritage and such other Qualified Stockholders based on the number of shares of Stock (assuming the conversion of all Stock Equivalents) requested to be included in such transfer (and subject to the prior rights of holders of Series A Preferred Stock to transfer all their shares in a transfer that constitutes a Trigger Event).

         Heritage shall have 150 days after the close of the 20-day period specified above to transfer the shares of Common Stock described in the Transfer Event Notice at the price (except as provided in Section 4.04 below) and on the terms specified therein, together with any additional Stock or Stock Equivalents to be included in such transfer pursuant to the preceding paragraph. Any Qualified Stockholder whose Stock or Stock Equivalents are being transferred pursuant hereto, in order to be entitled to have such Stock or Stock Equivalents transferred, shall deliver on no less than five Business Days notice from Heritage, at the time and place specified by Heritage, certificates representing the Stock or Stock Equivalents to be transferred, duly endorsed for transfer to the transferee designated by Heritage, free and clear of all liens, restrictions, claims and encumbrances, except as provided in this Agreement and under applicable securities laws.

         Notwithstanding the foregoing, this Section 4.01 shall not apply to transfers by Heritage to its partners which are required by Article X of its Agreement of Limited Partnership, as in effect on May 4, 1998, a true and correct copy of which Article X has been delivered to Baylor, if such partners become parties to this Agreement.

         Section 4.02 Required Transfers. Each Securityholder agrees, at Heritage's request and upon not less than 20 days prior notice from Heritage, to transfer in any transaction constituting a Heritage Transfer Event which occurs on or after the occurrence of a Trigger Event (other than any transfer to an Affiliate of Heritage), at a price (except as provided in Section 4.04 below) and on terms determined in the manner applicable to transfers under Section 4.01, the same proportion of its holdings of each class of Securities as Heritage transfers of its holdings of Common Stock in such transaction, except that the holders of Series A Preferred Stock may elect, if such Heritage Transfer Event involves a Trigger Event, to transfer all shares of Series A Preferred Stock held by them in such transaction.

         Upon receipt of notice from Heritage under this Section 4.02, each Securityholder shall deliver, on not less than five Business Days notice from Heritage, at the time and place specified by Heritage, certificates representing the Securities to be transferred, duly endorsed for transfer to the transferee designated by Heritage, free and clear of all liens, restrictions, claims and encumbrances, except as provided in this Agreement and under applicable securities laws.

         Section 4.03 Certain Obligations Relating to Transfer Events. The Securityholders will (a) cooperate with Heritage in all respects in the consummation of any Heritage Transfer Event, (b) vote their Securities in favor of any Heritage Transfer Event, if requested by Heritage, and (c) execute all agreements, documents and instruments reasonably required by Heritage, which agreements, documents and instruments will be substantially similar to those executed by Heritage to consummate such Heritage Transfer Event, provided, however, that any obligation of the Securityholders with respect to indemnification or representations, warranties and covenants shall be several and not joint and that such obligations shall be limited for each Securityholder to the amount of proceeds received by such Securityholder in such Heritage Transfer Event (other than proceeds received with respect to shares of Series A Preferred Stock held by such Securityholder, except with respect to indemnification relating to title, authority to transfer and similar matters relating to the sale of such shares of Series A Preferred Stock).

         Section 4.04 Treatment of Stock Equivalents. For purposes of Sections
4.01 and 4.02, Stock Equivalents shall be deemed to be the same class of Stock as the Securities for which they are exercisable or into which they are convertible, but the price payable for them in connection with a Heritage Transfer Event shall be reduced by the exercise price thereof or other consideration required to be paid to the Company to acquire the underlying Stock.

                                   ARTICLE V
                                PUBLIC OFFERING

         Section 5.01 Stand-Off in Connection with Initial Public Offering. Notwithstanding anything to the contrary contained in this Agreement or in the Certificate of Incorporation, in connection with a registered Public Offering of the Company's Common Stock, the each Securityholder will execute all agreements, documents and instruments reasonably required by a Majority of Investors, consistent with this Section 5.01, whereby such Securityholder shall agree not to sell, grant any option for the purchase of, or otherwise dispose of any Securities (other than those included in such registration) for such period as may be reasonably requested by the managing underwriter of any Public Offering of the Company's Common Stock (not to exceed (A) 180 days thereafter, in the case of the initial Public Offering of the Company's Common Stock or (B) 90 days thereafter, in the case of any other registration).

         Section 5.02 Termination. This Agreement will terminate upon the consummation of an initial public offering of the Company's Common Stock.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01 Affiliate Transactions. The Company will not, and will not permit any of its subsidiaries to, engage in any transaction with any Affiliate of the Company other than (a) as expressly contemplated by this Agreement, (b) issuances of Securities in compliance with (or which are exempt from) Article II or (c) those transactions that are on a commercially-reasonable, arms-length basis and that are approved by a disinterested majority of the Board.

         Section 6.02 Information. The Company will provide to each Qualified Stockholder (other than a Noteholder Stockholder) the following reports:

                  (a) Monthly Reports. As soon as available, a consolidated balance sheet of the Company as at the end of such period and the related consolidated statement of operations for such period and for the portion of the Company's fiscal year ended on the last day of such month, in each case setting forth in comparative form the corresponding figures for the same period and portion of the next preceding fiscal year.

                  (b) Quarterly Reports. As soon as available, a consolidated balance sheet of the Company as at the end of such period and the related consolidated statements of operations, stockholders' equity and cash flows for such period and for the portion of the Company's fiscal year ended on the last day of such quarter, in each case setting forth in comparative form the corresponding figures for the same period.

                  (c) Annual Reports. As soon as available, a consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income, stockholders' equity and cash flows for such year, in each case setting forth in comparative form the corresponding figures for the next preceding fiscal year, accompanied by the report on such consolidated financial statements of national independent certified public accountants selected by the Board.

                  (d) Securities Filings. As promptly as practicable and in any event within five days after the same are available, copies of all periodic and special reports, documents and registration statements which the Company furnishes or files with the Securities and Exchange Commission or any securities exchange.

                  (e) Board of Directors Information. As promptly as practicable, copies of all information furnished by the Company to its directors in connection with meetings of the Board.

                  (f) Other Information. Such other information relating to the Company as from time to time may reasonably be requested.

         Section 6.03 Inspection. The Company will permit any person designated by a Qualified Stockholder (other than a Noteholder Stockholder), on reasonable notice and during normal business hours, to visit and inspect any of the properties, books and records of the Company or its subsidiaries and to discuss issues relating to the Company with the Company's management.

         Section 6.04 Noteholder Stock Transfers. If a Noteholder transfers its Noteholder Stock as permitted by this Agreement, such Noteholder Stock shall continue to be classified as Noteholder Stock for purposes of this Agreement but the holder thereof shall not become a Noteholder Stockholder by virtue of such transfer. If a Person holds Noteholder Stock and other Stock, upon a transfer of Stock by such Person, such Person shall be deemed to have first transferred the other Stock and then transferred the Noteholder Stock.

         Section 6.05 Other Activities of Securityholders and Directors. Securityholders and their Affiliates may engage in and possess interests in other business ventures and investment opportunities, except as provided in any employment agreement between such Securityholder and the Company. Neither the Company nor any other Securityholder shall have any rights in or to such ventures or opportunities or the income or profits therefrom by reason of this Agreement.

         Section 6.06 Issuance of Certain Shares of Stock by the Company and its Subsidiaries. The Company will not, at any time when any shares of Series A Preferred Stock are outstanding, without the prior written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, (i) issue any shares of preferred stock or other equity Securities having rights or preferences which are senior to or pari passu with the rights and preferences applicable to the Series A Preferred Stock with respect to liquidation, dividends or redemption, or (ii) permit any of its subsidiaries (other than any subsidiary whose assets or gross revenues, combined with the assets or gross revenues of all other subsidiaries which have issued equity Securities to any Person other than the Company or any other subsidiary of the Company since April 30, 1998, did not exceed twenty percent (20%) of the Company's consolidated assets or gross revenues, respectively, at any time within the preceding twelve months) to issue any shares of their capital stock to any Person other than the Company or any other subsidiary of the Company.

         Notwithstanding the foregoing, the Company may issue any Stock without regard to the restrictions contained in this Section 6.06 if at the time of such issuance (A) the aggregate amount of outstanding indebtedness of the Company, determined in accordance with generally accepted accounting principles, including the issuance of Series A Preferred Stock and any preferred stock to which this Section 6.06 is applicable, is not more than four (4) times the EBITDA (as defined below) of the Company for the Company's four most recently completed fiscal quarters, and (B) the Fixed Charge Coverage Ratio of the Company, including the issuance of Series A Preferred Stock and any preferred stock to which this Section 6.06 is applicable, is not less than 2.0 to 1. The term "EBITDA" as used in this Section 6.06 shall mean consolidated net income, after restoring thereto amounts deducted with respect to interest, taxes, depreciation, amortization and other non-cash charges. The term "Fixed Charge Coverage Ratio" as used in this Section 6.06 shall have the meaning set forth in the Indenture of even date herewith with respect to the Company's Senior Subordinated Secured Increasing Rate Notes due 2008.

         Section 6.07 Payment of Certain Dividends and Redemptions with Respect to Capital Stock. The Company will not, at any time when any shares of Series A Preferred Stock are outstanding, without the prior written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding, (i) pay any amounts to the holders of shares of capital stock of the Company (other than shares of Series A Preferred Stock or shares of preferred stock issued pursuant to Section 6.06 hereof) in respect of a redemption or repurchase of such shares which exceed in the aggregate, collectively with any other payments made under clause
(i) or (ii) of this Section 6.07, the Section 6.07 Amount, or (ii) pay any amounts to the holders of shares of capital stock of the Company (other than shares of Series A Preferred Stock or shares of preferred stock issued pursuant to Section 6.06 hereof) in respect of a dividend or distribution (A) while any dividends with respect to shares of Series A Preferred Stock remain accrued but not yet paid, unless the Company shall at such time pay a dividend with respect to the shares of Series A Preferred Stock in an aggregate amount equal to the amount of the proposed payment under this clause (ii) multiplied by a fraction, the numerator of which is the amount of accrued but not yet paid dividends owed with respect to shares of Series A Preferred Stock and the denominator of which is the Section 6.07 Amount, and (B) which exceed in the aggregate, collectively with any other payments made under clause (i) or clause (ii) of this Section 6.07, the Section 6.07 Amount. Any payments made with respect to shares of Series A Preferred Stock pursuant to clause (ii) (A) above shall be excluded in determining whether the Section 6.07 Amount has been exceeded.

         Section 6.08 Failure to Deliver Securities. If any Securityholder fails to deliver any Securities to be acquired, transferred or exchanged hereunder, the acquiror may elect to establish a segregated account in the amount of the price to be paid therefor, such account to be turned over to such Securityholder upon delivery of instruments transferring the Securities. If a segregated account is so established, the Company shall take such action as is appropriate to transfer record title to the Securities from such Securityholder to the acquiror. Each Securityholder hereby irrevocably grants the Company a power of attorney to effectuate the purposes of this Section 6.08.

         Section 6.09 Requirement to be Bound by Agreement. Unless waived by the Board, notwithstanding anything to the contrary contained in this Agreement, no Person shall acquire any Securities, whether by transfer from a Securityholder, issuance by the Company or otherwise, and whether or not any such Securities are subject to vesting or similar restrictions, unless such Person first executes a Joinder Agreement, agreeing to be bound by all the terms of this Agreement. Upon the execution of a Joinder Agreement by a Person, the Company shall amend Schedule A to set forth the name and address of such Person. The Company shall not issue any Securities or transfer any Securities on its books which have been issued or transferred in violation of this Agreement, or treat as the owner of such Securities, or accord the right to vote as such owner or pay dividends to, any Person to which any such Securities shall have been issued or transferred in violation of this Agreement.

         Section 6.10 Exercise of Contractual Rights. The Company and its Securityholders recognize, acknowledge and agree that the Securityholders have substantial financial interests in the Company to preserve and that the exercise by them of any of their respective rights under this Agreement or any of the other agreements contemplated hereby shall not be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing.

         Section 6.11 Specific Enforcement. Each Securityholder expressly agrees that the other Securityholders and the Company would be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms or provisions of this Agreement by any Securityholder, the other Securityholders and the Company shall, in addition to all other remedies, each be entitled to a temporary or permanent injunction, and/or decree for specific performance, in accordance with the provisions hereof, without the necessity of proof of actual charges or the posting of a bond or other security.

         Section 6.12 Successors and Assigns. Subject to the restrictions on transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Securityholders and their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Securityholder shall hold all Securities subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Securityholder, or any creditor of the Company other than a Securityholder who is such a creditor of the Company.

         Section 6.13 Waivers, Amendments, Etc. Except as otherwise provided herein, no waiver, modification or amendment of this Agreement shall be valid or binding unless such waiver, modification or amendment is in writing and duly executed by (a) the Company, (b) Heritage, (c) a Majority of Investors (other than Heritage) as to which the effect of such waiver, modification or amendment
(A) differs in a material and adverse manner from the effect on Heritage, or (B) would eliminate any of the material rights of such Investors provided for in this Agreement, including but not limited to any rights under Sections 6.02 or
6.03 hereof, or create any material additional obligation for such Investors,
(d) a Majority of Management Stockholders as to which the effect of such waiver, modification or amendment (A) differs in a material and adverse manner from the effect on Heritage, or (B) would eliminate any of the material rights of such Management Stockholders provided for in this Agreement, including but not limited to any rights under Sections 6.02 or 6.03 hereof, or create any material additional obligation for such Management Stockholders and (e) a Majority of Noteholder Stockholders as to which the effect of such waiver, modification, or amendment (A) differs in a material and adverse manner from the effect on Heritage, or (B) would eliminate any of the material rights of Noteholder Stockholders provided for in this Agreement or create any material additional obligation for Noteholder Stockholders. Notwithstanding the foregoing, any waiver, modification or amendment which requires any Investor, Management Stockholder or Noteholder Stockholder to make additional cash contributions to the Company shall require the consent of such Investor, Management Stockholder or Noteholder Stockholder, as the case may be.

         Section 6.14 Notices. All notices under this Agreement shall be in writing. Any notice shall be deemed to have been duly given upon receipt if delivered personally, mailed, certified mail, return receipt requested, sent by facsimile, with verification of receipt and written confirmation provided by another means permitted hereunder, or sent by nationally recognized overnight delivery service, to the parties hereto at the addresses set forth on Schedule
A. Upon notice from any Securityholder of a change in address, the Company will cause Schedule A to be amended to reflect the new address of such Securityholder.

         Section 6.15 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of laws or choice of laws of the State of Massachusetts, and with respect to matters covered thereby, the General Corporation Law of the State of Delaware. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited by or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.

         Section 6.16 Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 6.17 Counterparts. This Agreement may be executed in any number of counterparts, and with counterpart signature pages, all of which together shall for all purposes constitute one Agreement, binding on the Company and all the Securityholders notwithstanding that not all Securityholders have signed the same counterpart. The execution of a Joinder Agreement shall have the same effect as executing a counterpart to this Agreement.

         Section 6.18 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

         Section 6.19 Noteholder Stockholders. In accordance with the terms of the Reorganization Plan, except as set forth in Article II with respect to Noteholder Stockholders that are not "accredited investors" within the meaning of Regulation D under the Securities Act, Section 6.02 and 6.03, each of the Noteholder Stockholders shall be entitled to all of the rights and shall be subject to all of the obligations of a Qualified Stockholder under this Agreement, so long as the aggregate number of shares of Stock held by all Noteholders is greater than 10,000.

                                   ARTICLE VII
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following respective meanings:

         Act shall have the meaning specified in Section 3.05.

         Affiliate shall have the meaning given to it in Rule 405 promulgated under the Securities Act.

         Agreement shall mean this Amended and Restated Stockholders Agreement, as amended from time to time.

         Baylor shall have the meaning set forth in the Introduction.

         Baylor Director shall have the meaning specified in Section 1.02.

         Board shall have the meaning specified in Section 1.04.

         Buckner shall have the meaning specified in the Introduction.

         Business Day shall mean any day on which businesses are generally open in Los Angeles, California.

         Certificate of Incorporation shall mean the Certificate of Incorporation of the Company, as amended from time to time.

         Common Stock shall mean the common stock, par value $0.01 per share, of the Company.

         Company shall have the meaning specified in the Preamble, and shall also include any successor entity to the Company.

         Exempt Issuances shall have the meaning specified in Section 2.05.

         Heritage shall have the meaning specified in the Introduction.

         Heritage Transfer Event shall have the meaning specified in Section
4.01

         Initial Notice shall have the meaning specified in Section 3.02.

         Investors shall mean Heritage, Heritage Investors II L.L.C., Heritage Fund II Investment Corporation, HFV Holdings, LLC, Nassau Capital Partners II L.P., NAS Partners I LLC, Paribas North America, Inc., Phoenix Home Life Mutual Insurance Company, PMI Mezzanine Fund, L.P., GS Private Equity Partners, L.P., GS Private Equity Partners Offshore, L.P. and Sutro Investment Partners V, LLC and each other Stockholder that first becomes a Stockholder as a result of acquiring Stock from Heritage or from another Investor.

         Investor Directors shall have the meaning specified in Section 1.02.

         Joinder Agreement shall have the meaning set forth in the Preamble.

         Majority of Management Stockholders shall mean Management Stockholders who hold a majority of the Common Stock held by all Management Stockholders.

         Majority of Investors shall mean Investors who hold a majority of the Common Stock held by all Investors (assuming the exercise or conversion of all Stock Equivalents held by all Investors); provided that any decision, determination or actions to be made or taken by a Majority of Investors shall be made or taken by Heritage as long as Heritage holds more shares of Common Stock than any other Investor.

         Majority of Noteholder Stockholders shall mean Noteholder Stockholders who hold a majority of the Noteholder Stock held by all Noteholder Stockholders.

         Management Stockholders shall mean all Stockholders that are not Investors or Noteholder Stockholders.

         Noteholders shall mean holders of the Company's Senior Subordinated Secured Increasing Rate Notes due 2008.

         Noteholder Stock shall mean all Common Stock distributed pursuant to the Reorganization Plan to holders of the Company's Senior Subordinated Secured Increasing Rate Notes due 2008 issued by the Company pursuant to that certain trust indenture of even date herewith.

         Noteholder Stockholder shall mean each Noteholder that holds any Noteholder Stock.

         Offer shall have the meaning specified in Section 2.01.

         Offered Securities shall have the meaning specified in Section 2.01.

         Permitted Transfers shall mean any of the following:

                  (a) Transfers of Securities of a Securityholder to the trustees of a trust revocable by such Securityholder alone, the beneficiaries of which consist solely of such Securityholder and transferees enumerated in clause
(d) below;

                  (b) Transfers of Securities between a Securityholder and such Securityholder's guardian or conservator;

                  (c) Transfers of Securities of a deceased Securityholder to such Securityholder's executors or administrators or to trustees under such Securityholder's will and thereafter to transferees enumerated in clause (d) below;

                  (d) Transfers of Securities of a Securityholder to the spouse of such Securityholder, to any of such Securityholder's children or their issue (or to custodians for the benefit of minor children or issue), or to such Securityholder's parents or siblings;

                  (e) Transfers of Securities by any Securityholder which is a corporation, partnership, limited liability company or other entity to any owner or Affiliate of such Securityholder, provided that such Securityholder may not transfer Securities to more than (i) a total of five (5) of its owners or Affiliates pursuant to this clause (e) before December 31, 2004 (unless such transfer relates to a liquidation or winding-up of such Securityholder, in which case the maximum number specified in this clause (i) shall be 16), and (ii) a total of sixteen (16) of its owners or Affiliates pursuant to this clause (e) after January 1, 2005; and provided, further, that this clause (e) shall not be applicable to transfers of Noteholder Stock.

                  (f) Transfers of warrants to purchase Common Stock of the Company by Baylor or Buckner to any broker or agent retained by Baylor or Buckner with respect to their investment in the Company (up to a maximum of warrants to purchase 20,742 shares of Common Stock in the aggregate) or transfers of Securities of Baylor to Baylor Health Care System Foundation (in any amount);

                  (g) Transfers of Securities by Heritage Fund II Investment Corporation to any other Person;

                  (h)      Transfers of Securities pursuant to Articles III or
IV; and

                  (i) In the case of the transfer of any Noteholder Stock held by a Noteholder Stockholder that holds such Noteholder Stock in the capacity of nominee, depository, agent, trustee or custodian for the benefit of another Person, or that shall have investment authority over such Noteholder Stock for the benefit of another Person, transfers of such Noteholder Stock to another nominee, depository, agent, trustee or custodian for such Person or any other party who shall have investment authority over such Noteholder Stock;

provided, however, that Securities transferred pursuant to clauses (a) - (f) may not be further transferred under such clauses except to a Person that would have been a permitted transferee thereof from the initial Securityholder who held such Securities.

         Person shall mean any natural person, corporation, limited liability company, partnership, trust or other entity.

         Proportionate Percentage of a Securityholder shall mean a fraction of which (a) the numerator is the number of then outstanding shares of Common Stock held by such Securityholder (assuming the exercise or conversion of all Stock Equivalents held by such Securityholder), and (b) the denominator is the total number of then outstanding shares of Common Stock (assuming the exercise or conversion of all Stock Equivalents held by all Securityholders).

         Public Offering shall mean a registered underwritten public offering of shares of Common Stock.

         Qualified Stockholder shall mean any Stockholder then holding more than 10,000 shares of Stock (assuming the exercise or conversion of all Stock Equivalents held by such Stockholder, and appropriately adjusted for stock splits, stock dividends, combinations and other similar transactions); provided that (a) all shares of Stock held by a Stockholder and any transferees of such Stockholder under clause (e) of the definition of Permitted Transfers shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder, (b) all shares of Stock held by GS Private Equity Partners, L,P, and GS Private Equity Partners Offshore, L.P. shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder, (c) all shares of Stock held by Nassau Capital Partners II L.P. and NAS Partners I LLC shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder, (d) all shares of Stock held by Baylor, Buckner and each transferee of Baylor or Buckner permitted under clause (f) of the definition of Permitted transfers shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder, and (e) all shares of Noteholder Stock held by all Noteholders shall be aggregated for purposes of determining whether any of them is a Qualified Stockholder.

         Reorganization Plan shall have the meaning specified in the Introduction.

         Return Notice shall have the meaning specified in Section 3.02.

         RS shall mean Robert Snukal.

         Scott shall mean William Scott.

         Section 6.07 Amount shall mean $20,000,000.

         Securities shall mean all Stock, Stock Equivalents and all other equity securities of the Company, and any debt securities issued together with warrants or similar rights, provided that the Company's Senior Subordinated Secured Increasing Rate Notes shall not constitute "Securities" pursuant to this Agreement.

         Securities Act shall mean the Securities Act of 1933, as amended.

         Securityholder shall mean the holder of any Securities.

         Series A Preferred Stock shall mean the 15,000 shares of Series A Preferred Stock, par value $0.01 per share, of the Company issued by the Company pursuant to the Reorganization Plan.

         SS shall mean Sheila Snukal.

         Stock shall mean all outstanding capital stock of the Company.

         Stock Equivalents shall mean any equity or debt security convertible into or exchangeable for any Stock, or any right, warrant or option to acquire any Stock or such convertible or exchangeable equity interest or security.

         Stockholder shall mean each Person who holds any Stock (and shall also include Baylor and Buckner so long as they shall hold any Stock Equivalents).

         transfer shall have the meaning specified in Section 3.01.

         Transfer Event Notice shall have the meaning specified in Section 4.01

         Transferring Stockholder shall have the meaning specified in Section 3.02.

         Trigger Event shall mean any of the following: (A) the closing of a Public Offering, (B) the sale of Stock in a single transaction or a series of related transactions, or a merger or consolidation of the Company as a result of which a majority of the outstanding Stock is not held by the initial parties to the Stockholders Agreement and their transferees under clauses (a) through (f) of the definition of "Permitted Transfers", or (C) the sale of all or substantially all of the consolidated assets of the Company and its Subsidiaries, approved as required by this Agreement.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties hereto have signed and sworn to this Agreement as of the date first above written.

                                             FOUNTAIN VIEW, INC., a Delaware
                                             corporation

                                             By: \s\ Roland G. Rapp
                                                 -------------------------------
                                             Name: Roland G. Rapp
                                             Title: Secretary

[Fountain View, Inc. Amended and Restated Stockholders' Agreement]

                                   SCHEDULE A

                              ADDRESSES FOR NOTICE

  [Address of all signatories to Joinder to be inserted following execution of Joinder, exhibit to be provided to such signatories upon completion]

                                  Schedule A-1

                                    EXHIBIT A
                            FORM OF JOINDER AGREEMENT

             JOINDER TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         The undersigned hereby executes this JOINDER TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT effecting a joinder to the Amended and Restated Stockholders Agreement effective as of August 15, 2003 (the "Stockholders Agreement"), by and between Fountain View, Inc. a Delaware corporation (the "Company"), and the parties identified on Schedule A attached thereto.

         By its execution hereof, the undersigned agrees to be bound by the terms and conditions of the Stockholders Agreement.

         [If sent to a Noteholder Stockholder] [The undersigned hereby represents and warrants to the Company that, as of the record date, April 15, 2003, it was the beneficial holder of the principal amount of the Company's
11 1/4% Senior Subordinated Notes due 2008 that is set forth below (the "Principal Amount"). The undersigned acknowledges that the Company will rely on and use the Principal Amount to determine the number of shares of the Company's common stock that the undersigned is entitled to receive and agrees that, if the Principal Amount is determined to overstate the principal amount of Notes held by the undersigned, the Company is unilaterally authorized to cancel any shares of common stock issued to the undersigned in respect of such overage amount.]

Date: ______________________________

                                             STOCKHOLDER:

                                             __________________________, a _____

                                             By: _______________________________
                                             Name:  ____________________________
                                             Title: ____________________________

[Aggregate principal amount of Notes         Address:
 beneficially owned on April 15, 2003:]      _____________________________
                                             _____________________________
$___________________________________         _____________________________

                                             Telephone:  (   ) ___________

                                             with copies to:
                                             Akin Gump Strauss Hauer & Feld LLP
                                             590 Madison Avenue
                                             New York, New York 10022
                                             Attn: Michael S. Stamer, Esq.

                                  Exhibit A-1